EXHIBIT 99.1

FOR IMMEDIATE RELEASE November 10, 2009	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS PRELIMINARY 4TH QTR AND FY 2009 RESULTS FOR CONTRACTS,
BACKLOG AND HOME BUILDING REVENUES
Horsham, PA, November 10, 2009 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported preliminary results for its fourth quarter and fiscal year ended October 31, 2009.
FY 2009’s fourth-quarter net signed contracts of approximately 765 units and $430.8 million rose 42% in units and 62% in dollars compared to FY 2008’s fourth-quarter totals. FY 2009’s fourth-quarter totals also exceeded FY 2007’s fourth-quarter net signed contracts by 17% in units and 18% in dollars. These increases were achieved despite having fewer selling communities: During FY 2009’s fourth quarter, the Company averaged 215 selling communities, down 26% from 290 in FY 2008’s fourth quarter and down 32% from 315, its fourth-quarter peak, in FY 2007. The Company’s contract cancellation rate, (current-quarter cancellations divided by current-quarter signed contracts) was at 6.9% in the fourth quarter of FY 2009, which was in line with its pre-downturn historical averages.
On a per-community basis, FY 2009’s fourth-quarter net signed contracts of 3.56 exceeded FY 2008’s fourth-quarter total of 1.86 units by 91%, and exceeded FY 2007’s fourth-quarter total of 2.08 units by 71%. FY 2009’s total was 4% above FY 2006’s fourth-quarter total of 3.42 units, but still well below the Company’s twenty-year fourth-quarter average of 6.16 units per community.
The Company’s FY 2009 fourth-quarter home building deliveries and revenues of approximately 860 units and $486.6 million declined 20% in units and 30% in dollars, and its fourth-quarter-end backlog of approximately 1,531 units and $874.8 million declined 25% in units and 34% in dollars, compared to FY 2008’s fourth-quarter results.
For the full fiscal year ended October 31, 2009, net signed contracts of approximately 2,450 units and $1.30 billion dollars declined 16% and 19% respectively, compared to FY 2008. The Company’s FY 2009 home building deliveries and revenues of approximately 2,965 units and $1.76 billion declined 37% in units and 44% in dollars compared to FY 2008.
Robert I. Toll, chairman and chief executive officer, stated: “We have definitely progressed from one year ago. The shock to the financial system in mid-September 2008 that shut down the capital markets appears to be mostly behind us. The improvement in consumer confidence over the past year, the increasing stabilization of home prices, the decline in unsold home inventories and the reduction in buyer cancellation rates suggest that the new home market should be improving; we sense that it is, though slowly and through choppy waters.
*more*

“Home buyers began to emerge from their bunkers in late March 2009 and the market continued to gain momentum up to Labor Day. Since then demand has been volatile: This may be due in part to typical seasonality, but the more likely cause is concern about unemployment and the overall economy.”
Joel H. Rassman, chief financial officer, stated: “We continue to focus on maintaining significant liquidity. We ended FY 2009 with $1.81 billion of cash and $101 million of marketable treasury securities, compared to $1.66 billion of cash at FY 2009’s third quarter-end and $1.63 billion at FYE 2008. At FYE 2009, we had $1.38 billion available under our $1.89 billion 30-bank credit facility, which matures in March 2011.
“We also continue to strengthen our balance sheet. In April of 2009, we became the first public builder to tap the public debt markets in the aftermath of the September 2008 financial crisis. Since then, we have issued $650 million face value of senior notes with a weighted average maturity of 9.1 years at the time of issuance. Effective December 1, 2009, we will have retired $543 million of public debt, which includes $48 million we recently called for redemption, with a weighted average maturity of 2.5 years at the time of retirement; we also will have extended the average maturity of our public debt from 3.5 years to 6.1 years. As of December 1, 2009, we will have no public debt maturing before FY 2013. We expect to record a charge of $11.6 million for the fourth quarter and $13.7 million for FY 2009 due to the early retirement of debt.
“Our fourth-quarter unit deliveries exceeded the high end of our range of guidance due to the delivery of a higher percentage of our backlog, fewer cancellations, and the sale of quick delivery homes.
“While we have not yet finalized our impairment analysis, we estimate that pre-tax write-downs related to operating communities, land and land options, and joint ventures in FY 2009’s fourth quarter will be between $50 million and $125 million. This compares to impairments of $115.0 million in FY 2009’s third quarter, $119.6 million and $156.6 million, respectively, in FY 2009’s second and first quarters, and $172.7 million in FY 2008’s fourth quarter.”
Robert Toll continued: “We are pleased that the home buyer tax credit was extended and that eligibility for the credit was expanded beyond those buying their first home. We believe this will help bring some reticent home buyers into the market and will also put some people back to work.”

The results announced today are preliminary and unaudited. The Company will announce final fourth-quarter and FYE 2009 results, including earnings, on December 3, 2009.
Toll Brothers’ preliminary financial highlights for the fourth-quarter and FYE 2009 periods ended October 31, 2009 (unaudited):
•
The Company’s FY 2009 fourth-quarter net contracts of approximately 765 units and $430.8 million, increased by 42% and 62%, respectively, compared to FY 2008’s fourth-quarter net contracts of 539 units and $266.7 million. In addition, in FY 2009’s fourth quarter, unconsolidated entities in which the Company had an interest signed contracts of approximately $28.1 million.

*more*

•
FY 2009’s twelve-month net contracts of approximately 2,450 and $1.30 billion declined by 16% and 19%, respectively, compared to FY 2008’s twelve-month net contracts totals of 2,927 units and $1.61 billion. In addition, in FY 2009’s twelve-month period, unconsolidated entities in which the Company had an interest signed contracts of approximately $56.6 million.

•
The Company signed 822 gross contracts totaling approximately $462.0 million in FY 2009’s fourth quarter, an increase of 6% and 3%, respectively, compared to the 772 gross contracts totaling $449.7 million signed in FY 2008’s fourth quarter.

•
The Company signed 2,903 gross contracts totaling approximately $1.63 billion in FY 2009, a decline of 26% and 31%, respectively, compared to the 3,920 gross contracts totaling $2.34 billion signed in FY 2008.

•
In FY 2009, fourth-quarter cancellations totaled 57. This compared to 78, 161, and 157, respectively, in FY 2009’s third, second and first quarters; 233, 195, 308, and 257, respectively, in FY 2008’s fourth, third, second and first quarters; 417, 347, 384, and 436, respectively, in FY 2007’s fourth, third, second and first quarters; and 585 and 317, respectively, in FY 2006’s fourth and third quarters. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn.

•
FY 2009’s fourth-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 6.9%, the lowest since FY 2005’s fourth quarter and in line with historical averages. This compared to 8.5%, 21.7% and 37.1%, respectively in FY 2009’s third, second and first quarters; 30.2%, 19.4%, 24.9% and 28.4%, respectively, in FY 2008’s fourth, third, second and first quarters; 38.9%, 23.8%, 18.9% and 29.8%, respectively, in FY 2007’s fourth, third, second and first quarters; and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters.

•
As a percentage of beginning-quarter backlog, FY 2009’s fourth-quarter cancellation rate was 3.5%, the lowest in over three years. This compared to 4.9%, 9.8% and 7.7%, respectively, in FY 2009’s third, second and first quarters; 9.0%, 6.4%, 9.2% and 6.5%, respectively, in FY 2008’s fourth, third, second and first quarters; 8.3%, 6.0%, 6.5% and 6.7%, respectively in FY 2007’s fourth, third, second and first quarters; and 7.3% and 3.6% respectively, in the fourth and third quarters of FY 2006.

•
In FY 2009, fourth-quarter-end backlog of approximately $874.8 million (1,531 units) decreased 34% from FY 2008’s fourth-quarter-end backlog of $1.33 billion (2,046 units). In addition, at October 31, 2009, unconsolidated entities in which the Company had an interest had a backlog of approximately $36.7 million.

•
FY 2009’s fourth-quarter home building deliveries and revenues of approximately 860 units and $486.6 million decreased 20% and 30% from FY 2008’s fourth-quarter home building deliveries and revenues of 1,079 units and $691.1 million.

*more*

•
The average value per unit of gross contracts signed, cancellations and net contracts signed in FY 2009’s fourth-quarter was approximately $562,000, $546,000 and $563,000, respectively, compared to $549,000, $704,000 and $535,000, respectively, in FY 2009’s third quarter, and $583,000, $786,000 and $495,000, respectively, in FY 2008’s fourth quarter.

•
FY 2009’s twelve-month home building deliveries and revenues of approximately 2,965 units and $1.76 billion decreased 37% in units and 44% in dollars from FY 2008’s twelve-month home building deliveries and revenues of 4,743 units and $3.15 billion.

•
In addition, in the Company’s FY 2009 fourth-quarter and twelve-month periods, unconsolidated entities in which the Company had an interest delivered homes with a value of approximately $11.8 million and $47.2 million, respectively, compared to $42.7 million and $104.7 million, respectively, in the comparable periods of FY 2008. The Company’s share of the profits from the delivery of these homes is included in ‘(Loss) Earnings from Unconsolidated Entities’ on the Company’s Statement of Operations.

•
The Company ended FY 2009’s fourth quarter with approximately 31,900 lots owned and optioned, compared to approximately 35,400 at the prior-quarter-end and approximately 39,800 at FY 2008’s fourth-quarter-end: Its lot total peaked at approximately 91,200 at FY 2006’s second-quarter-end.

•
The Company ended FY 2009’s fourth quarter with 200 selling communities, compared to 215 selling communities at FY 2009’s third-quarter-end and 240 at FY 2009’s second-quarter-end. The Company expects to end FY 2010 with approximately 200 selling communities, down approximately 38% from its peak of 325 selling communities at FY 2007’s second-quarter-end.

•
As a result of normal operations, which generated tax losses, and due to the sale of some non-strategic assets in various markets in FY 2009’s fourth quarter, the Company expects to monetize approximately $150 million of deferred tax assets which should be received in FY 2010.

•
Since April of 2009, the Company has issued $650 million face value of senior notes with a weighted average maturity of 9.1 years at the time of issuance. Effective December 1, 2009, the Company will have retired $543 million of public debt, which includes $48 million recently called for redemption, with a weighted average maturity of 2.5 years at the time of retirement. The Company also will have extended the average maturity of its public debt from 3.5 years to 6.1 years. As of December 1, 2009, the Company will have $1.60 billion of public debt outstanding compared to $1.49 billion at December 1, 2008, and will have no public debt maturing before FY 2013.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EST) November 11, 2009, to discuss these results. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
*more*

The call can be heard live with an on-line replay which will follow and continue through December 2, 2009. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”.
The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; financial resources; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; interest expense; inventory write-downs; effects of home buyer cancellations; growth and expansion; joint ventures in which the Company is involved; anticipated income to be realized from our investments in unconsolidated entities; the ability to acquire land; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; legal proceedings to which the Company is a party; potential exposure relating to construction defect, product liability and home warranty issues and the possible impact of any claims relating thereto; industry trends; and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; demand for homes; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental regulation, including effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and any pending or new stimulus legislation and programs; the competitive environment in which the Company operates; changes in consumer confidence; volatility and fluctuations in interest rates; unemployment rates; changes in home prices, foreclosure rates and sales activity in the markets where the Company builds homes; the availability and cost of land for future growth; excess inventory and adverse market conditions that could result in substantial inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties, fluctuations and volatility in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of the Company’s insurance coverage, and the insurance coverage and ability to pay of other responsible parties relating to such claims; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of oil, gas and other raw materials; construction delays; and weather conditions. Any or all of the forward-looking statements included herein and in any Company reports or public statements are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
*more*
###

Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York and Rhode Island
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, Georgia, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	October 31,		October 31,
	Units		$ (Millions)
	2009	2008	2009	2008
HOME BUILDING REVENUES (a)

North	293	359	$156.9	$235.9
Mid-Atlantic	232	349	128.2	210.3
South	153	227	76.2	122.0
West	182	144	125.3	120.2
Other (b)				2.7

Total	860	1,079	$486.6	$691.1

NET CONTRACTS

North	224	159	$122.1	$64.1
Mid-Atlantic	244	183	134.7	95.7
South	113	110	60.3	50.4
West	184	87	113.7	56.5

Total	765	539	$430.8	$266.7

Backlog

North	550	870	$283.6	$562.5
Mid-Atlantic	493	558	293.6	362.3
South	282	354	148.0	205.1
West	206	264	149.6	195.6

Total	1,531	2,046	$874.8	$1,325.5

*more*

	Twelve Months Ended		Twelve Months Ended
	October 31,		October 31,
	Units		$ (Millions)
	2009	2008	2009	2008
HOME BUILDING REVENUES (a)

North	983	1,300	$585.3	$894.4
Mid-Atlantic	862	1,443	492.7	878.6
South	544	1,095	288.2	556.2
West	576	905	389.2	777.1
Other (b)				41.9

Total	2,965	4,743	$1,755.4	$3,148.2

NET CONTRACTS

North	663	747	$306.4	$412.8
Mid-Atlantic	797	1,028	424.0	564.2
South	472	657	231.1	326.1
West	518	495	343.2	305.1

Total	2,450	2,927	$1,304.7	$1,608.2

(a)
Excludes deliveries from projects accounted for using the percentage of completion accounting method. Information regarding these deliveries in the three-month and twelve-month periods ended October 31, 2008 is as follows:

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2008	2008	2008	2008
	Units	$ (Mill)	Units	$ (Mill)

North	5	$4.6	74	$45.5
South	1	2.8	14	40.6

	6	$7.4	88	$86.1

(b)
Amount represents revenues recognized on projects accounted for using the percentage of completion accounting method. Based upon the current accounting rules and interpretations, we do not believe that any of our current or future communities qualify for percentage of completion accounting.

Unconsolidated entities:
Information related to revenues and net contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2009 and 2008 is as follows:

	2009	2008	2009	2008
	Units	Units	$ (Mill)	$ (Mill)
Three months ended October 31,
Net Contracts	43	13	$28.1	$9.5
Revenues	19	55	$11.8	$42.7

Twelve months ended October 31,
Net Contracts	93	69	$56.6	$52.6
Revenues	71	142	$47.2	$104.7

Backlog at October 31,	57	35	$36.7	$27.2
###